Exhibit 99.2

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter dated January 5, 2016 to the Board of Directors of Cape Bancorp, Inc. included as Annex D to the Joint Proxy Statement - Prospectus of OceanFirst Financial Corp. which forms the Registration Statement on Form S-4 relating to the proposed transaction by and between OceanFirst Financial Corp. and Cape Bancorp, Inc. and the references to our firm in such Proxy Statement-Prospectus under the heading(s) “Raymond James & Associates, Inc.” or ”Raymond James”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, not do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

/s/ RAYMOND JAMES & ASSOCIATES, INC.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: March 9, 2016

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC